June 22, 2000

Alberta Securities Commission
20th Floor, 10025 Jasper Avenue
Edmonton, Alberta
T4J 3Z5

Dear Sir/Madam:

RE:  DISCLOSURE UNDER SECTION 110(2)(a)

We are writing to provide disclosure of trades made pursuant to Section 107(1)(j) of the Securities Act (Alberta). The date of the trade is May 18, 2000. The securities issued were Common Shares of Brocker Technology Group Ltd. The shares were issued at an distributed value of $1.75 per share pursuant to the acquisition of the issued and outstanding shares of Powercall Technologies Inc. A total of 155,241 Common Shares were issued as follows:

NAME AND ADDRESS                 SHARE NUMBERS
OF SHAREHOLDER

N & N Lyttle Family Trust        66,532
10 Churchouse Rd
Greenhithe
Auckland, New Zealand

Duncraft Family Trust            66,532
313 Lake Road
Takapuna, New Zealand

Gregory Hunt                     22,177
13 Mewburn Avenue
Mt. Eden, New Zealand

This letter is intended to be a disclosure made pursuant to subsection 110(2)(a) of the Securities Act in accordance with subsection 131(3)(d) of the Rules.

The undersigned confirms that he is knowledgeable of the facts set out herein.


                                           BROCKER TECHNOLOGY GROUP LTD.


                                           Per:
                                                --------------------------------
                                                ANDREW CHAMBERLAIN
                                                Corporate Secretary